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                                                                    Exhibit 10.4

                                LICENSE AGREEMENT

         THIS LICENSE AGREEMENT ("Agreement") is made and entered into as of the 15th day of October, 1999, in duplicate originals by and between JACOBSON RESONANCE ENTERPRISES, INC., a Nevada corporation authorized to do business in the State of Florida, having an office and place of business at 9960 Central Park Boulevard, Suite 302, Boca Raton, Florida 33428 ("Licensor"); and SERRATO ENTERPRISES, a Florida corporation having an office and place of business at 4605 South Ocean Boulevard, Boca Raton, Florida 33487 ("Licensee").

         WHEREAS, Licensor has expended considerable resources to researching, developing, testing and treating pain by means of a device known as the "Jacobson Resonator" (the "Licensed Property"); and,

         WHEREAS, Licensee possess the experience, contacts and expertise to manufacture the Licensed Property; and

         WHEREAS, Licensee desires to manufacture the Licensed Property in the Territory (hereinafter defined); and,

         WHEREAS, Licensee agrees to comply with all provisions of the United States Foreign Corrupt Practices Act.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, Licensor and Licensee do hereby respectively grant, covenant and agree as follows:

         1. DEFINITIONS.

               1.1 TERRITORY. The countries specified on the annexed Exhibit A. In the event Licensee seeks to expand the countries of the Territory, approval shall not be unreasonably withheld or delayed and if given, Licensor will attempt to register the Licensed Property in such additional countries for manufacturing approvals.

               1.2 LICENSED PROPERTY. The Jacobson Resonator (18", 22", 4', 7' and specialty industrial application resonators) and such other products as the parties may agree in writing.

               1.3 LICENSE YEAR. A twelve (12) month period beginning on January 1 and ending on December 31, except that the first License Year begins on the date hereof and ends on December 31, 1999.

         2. GRANT OF LICENSE.

               2.1 GRANT OF LICENSE AND PRODUCT DESIGNATIONS. Subject to the terms of this Agreement, Licensor hereby grants to Licensee, during the term of this Agreement, and upon the





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terms and conditions hereinafter set forth, a nonassignable right and license to manufacture the Licensed Property within the Territory. Licensee shall have the right, upon receipt of written approval of Licensor, to sublicense any of the rights and licenses granted herein to third parties. Licensee shall have no rights with respect to the Licensed Property outside the Territory.

         All other rights specifically not granted to Licensee herein are reserved for Licensor.

               2.2 LICENSEE'S EFFORTS. Licensee agrees to use its best efforts to manufacture the Licensed Property throughout the Territory.

         3. TERM. The term of this Agreement shall commence on the date of execution hereof and shall continue for a period of ten (10) License Years, and shall automatically renew for two (2) succeeding five (5) License Year terms unless earlier terminated by either party upon not less than 180 days' prior written notice to the other. No termination of this Agreement shall relieve Licensee from paying any obligation owed by it to Licensor up to the date of termination. Upon termination of this Agreement, Licensee shall cease manufacturing of the Licensed Property, and effective on the date of termination, Licensee shall have no further right to the Licensed Property.

         4. QUALITY CONTROL, STANDARDS, AND OWNERSHIP.

               4.1 QUALITY CONTROL. Licensee shall acquire the Licensed Property technology, systems, and/or components only from the Licensor. Any Licensed Property manufactured by Licensee shall meet all of the product designs and specifications imposed by Licensor. Licensee's failure to adhere to the foregoing requirements shall be grounds for the immediate termination of this Agreement by Licensor.

               4.2 USE OF LICENSED PROPERTY. Licensee agrees not to manufacture or otherwise use the Licensed Property in any manner whatsoever without first obtaining all required permits, licenses and approvals required by the laws of any jurisdiction in which the Licensed Property is manufactured by Licensee or its Sublicensees.

               4.3 OWNERSHIP OF LICENSED PROPERTY. Nothing in this Agreement shall confer upon Licensee any ownership interest in the Licensed Property, all such indicia of ownership in the Licensed Property being retained by Licensor.

               4.4 CERTIFICATE OF CONFORMANCE: Licensee shall apply for the Certificate of Conformance (hereinafter referred to as "CE Mark") in the European Common Market for the Licensor's proprietary bioelectromagnetic medical equipment (Licensed Property), and shall meet any and all manufacturing standards imposed by the CE Mark. The CE Mark shall be in the name of the Licensor or its designee. The Licensor shall retain all ownership of the CE Mark.

                    4.4.1 COST OF CE MARK: Licensee acknowledges that fifty thousand dollars ($50,000.) has been paid by the Licensor to offset expenses in procuring the Mark.




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         5. CONFIDENTIAL INFORMATION.

               5.1 CONFIDENTIAL INFORMATION. Licensee acknowledges that Licensor's trade secrets, private or secret processes, methods and ideas, as they exist from time to time, contracts, customer lists and other information concerning the Jacobson Resonator and Licensor's other products, services, business records and plans, product design information, price structure, price methods, price programs, pricing, product suppliers, discounts, costs, computer programs and listings, copyright, trademark, proprietary information, formulae, protocols, forms, procedures, training methods, development, technical information, know-how, show-how, new product and service development, advertising budgets, past, present and future marketing, activities and procedures, method for operating its business, credit and financial data concerning Licensor and Licensor's clients and client lists, sales presentations, research information, revenues, acquisitions, practices and plans and information which is embodies in written or otherwise recorded form, and other information of a confidential nature not known publicly or by other companies selling to the same markets and specifically including information which is mental, not physical (collectively, the "Confidential Information") are proprietary, valuable, special and unique assets of Licensor, access to and knowledge of which have been or will be provided to Licensor by virtue of Licensor's association with Licensee.

               5.2 APPLICABILITY. Licensee agrees and covenants that, during the term of this Agreement and at all times thereafter, Licensee and each of its officers, directors, managers, employees, agents and representatives shall (a) hold in confidence and not disclose or make available to any third party any Confidential Information obtained directly or constructively from Licensor, unless such disclosure is authorized in writing by the President of Licensor;
(b) exercise all reasonable efforts to prevent third parties from gaining access to the Confidential Information; (c) not use, directly or indirectly, the Confidential Information in any respect of its business, except as necessary to evaluate the information as contemplated by this Agreement; (d) restrict the disclosure or availability of the Confidential Information to those who have read and understand this Agreement and who have a need to know the information in order to achieve the purposes of this Agreement without the prior consent of Licensor; (e) not modify any Confidential Information without the prior written consent of Licensor; (f) take such other protective measures as may be reasonably necessary to preserve the confidentiality of the Confidential Information; and (g) relinquish and require all of its employees, officers, and agents, to relinquish all rights it may have in any matter, such as drawings, documents, models, samples, photographs, patterns, templates, molds, tools or prototypes, which may contain, embody or make use of the Confidential Information; promptly deliver to Licensor any such matter as Licensor may direct at any time; and not retain any copies or other reproductions thereof.

               5.3 EXCLUSIONS. Confidential Information does not include the following: (a) information already known or independently developed by Licensee, provided that the burden shall be upon Licensee to establish that this exclusion is applicable; (b) information in the public domain through no wrongful act of Licensee; or (c) information received by Licensee from a third party who was free to disclose it, provided that the burden shall be upon Licensee to establish that this exclusion is applicable.



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               5.4 REMEDIES. Licensee acknowledges and agrees that Licensor's remedy at law for a breach or threatened breach of any of the provisions of this
Section 5 would be inadequate and the breach shall be per se deemed as causing irreparable harm to Licensor. In recognition of this fact, in the event of a breach by Licensee of any of the provisions of this Section 5, Licensee agrees that, in addition to any remedy at law available to Licensor, including, but not limited to monetary damages, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to Licensor.

         In the event that, despite the express agreement of the parties, any provision stated herein shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that the provision shall be interpreted to extend only to the maximum extent in any and all other respects as to which it may be enforceable, all as determined by such court or tribunal.

         Nothing herein contained shall be construed as prohibiting Licensor from pursuing any other remedies available to it for such breach or threatened breach.

               5.5 EXECUTION OF AGREEMENT BY LICENSEE'S PERSONNEL. Licensee agrees that Licensee's assigned personnel, including Sublicensees engaged by Licensee, will, prior to commencement of their activities relating to the Licensed Property, acknowledge, in writing, (a) that they agree to be bound by the provisions of this Section 5, and (b) that their services constitute work made for hire and ownership of the Custom Work made for hire and ownership of the Custom Work Product belongs to Licensor. Licensee further agrees that Licensee's assigned personnel, including Sublicensees engaged by Licensee, will prior to commencement of their activities relating to the Licensed Property, acknowledge, in writing, that they understand the provisions of the United States Foreign Corrupt Practices Act, and agree to comply with its terms as well as any provisions of local law or Licensor's corporate policy and procedure.

         6. NON-COMPETITION.

               6.1 RESTRICTION. During the term of this Agreement, and for a period of one (1) year following completion of all services rendered by Licensee pursuant to this Agreement, Licensee agrees that it will not, directly or indirectly, either for itself or on behalf of any third party, develop, engineer, manufacture, produce or consult to do any of the foregoing, relating to any device employing magnetic technology, whose purpose is the alleviation of pain.

               6.2 REMEDIES. Licensee acknowledges and agrees that Licensor's remedy at law for a breach or threatened breach of the provisions of this
Section 6 would be inadequate and the breach shall be per se deemed as causing irreparable harm to Licensor. In recognition of this fact, in the event of a breach by Licensee of any of the provisions of this Section 6, Licensee agrees that, in addition to any remedy at law available to Licensor, including, but not limed to monetary damages, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to Licensor.



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         In the event that, despite the express agreement of the parties, any provision stated herein shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that the provision shall be interpreted to extend only to the maximum extent in any and all other respects as to which it may be enforceable, all as determined by such court or tribunal.

         Nothing herein contained shall be construed as prohibiting Licensor from pursuing any other remedies available to it for such breach or threatened breach.

         7. ADVERTISING AND ADVERTISING MATERIALS. A copy of all materials that Licensee proposes to use in connection with its marketing of the Licensed Property shall be provided to Licensor (together with an English translation thereof if such materials are prepared in a language other than English) prior to use. No such advertisement may be utilized by Licensee prior to Licensee's receipt of the prior written approval of Licensor.

         8. ROYALTIES.

               8.1 MANUFACTURING ROYALTY.

                    8.1.1 ROYALTY REQUIREMENT. In consideration for the Licensee granted hereunder, Licensee shall pay to Licensor a manufacturing royalty fee per each resonator manufactured and shipped, of one thousand dollars ($1,000.) USD for each eighteen-inch (18") and (22") resonator and one thousand five hundred dollars ($1,500.) USD or equivalent for each four-foot (4') or seven-foot (7') resonator and two thousand dollars ($2,000.) USD or equivalent for each industrial and/or non-medical use resonator manufactured. Manufacturing royalty fee shall be fixed for one year with annual inflation adjustments based on the CPI European Index.

                    8.1.2 PAYMENT OF MANUFACTURING ROYALTY. The Manufacturing Royalty payments hereunder shall be accounted for and paid quarterly within thirty (30) days after the close of each three (3) month period during each License Year, provided the first report will be due on or before April 30, 2000. The Royalty and Manufacturing Royalty payable for each such accounting period during each License Year shall be computed on the basis of gross business volume from the beginning of each License Year through the last day of the most recent accounting period during such year.

         8.2 STATEMENTS.

                    8.2.1 SALES STATEMENTS. Licensee shall deliver to Licensor, at the time each Sales Royalty payment is due, a statement signed by a duly authorized officer of Licensee certifying (a) the amount of Gross Sales made during the period covered by such Sales Royalty payment; and, (b) the basis for computation of the amount of Sales Royalty included in such statement. Such statement shall be furnished to Licensor whether or not any Licensed Property have been sold during the period for which such statement is due. Upon Licensor's request, Licensee shall also provide together with said statements, to assist in verification thereof, copies of Licensee's price lists for Licensed Property.




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                    8.2.2 ANNUAL STATEMENTS. Licensee shall deliver to Licensor, not later than ninety (90) days after the close of each fiscal year during the term of this Agreement (or portion thereof in the event of prior termination for any reason), a statement signed by a financial officer of Licensee relating to said entire fiscal year, setting forth the same information required to be submitted by Licensee in accordance with Section 8.2.1 above and also the information setting forth the total amount expended by Licensee during such fiscal year (including and stating separately shipping, custom, duty and importation costs), as well as a letter from the certified public accountants then regularly engaged by Licensee certifying the accuracy of those amounts of sales.

         9. BOOKS AND RECORDS; AUDITS. Licensee shall prepare and maintain complete and accurate books of account and records (specifically including without limitation the originals or copies of documents supporting entries in the books of account) covering all transactions required to be reported to Licensor under this Agreement. Subject to the provisions of Section 9.2 herein, at Licensor's sole cost, Licensor and its duly authorized representatives have the right, upon reasonable notice, during regular business hours at Licensee's principal offices in Florida, for the duration of this Agreement and for five
(5) years thereafter, to audit said books of account and records of Licensee and examine all other documents and material in the possession or under the control of Licensee with respect to matters which are required to be reported to Licensor under this Agreement within three (3) years after the end of each License Year, and to make extracts and copies thereof. Licensee's accounting records of sales and shall be maintained separately from Licensee's accounting records relating to other items manufactured or sold by Licensee. All such books of account, records and documents shall be kept available by Licensee for at least five (5) years after the end of each year to which they relate. In connection with any audit or examination pursuant to this paragraph, Licensor and its duly authorized representatives shall have the right to examine and inspect Licensee's physical inventory of Licensed Property, wherever same is kept. Licensor shall have a period of time of six months following the close of any audit to assert any claims for discrepancies. Any claims not asserted within the six month period following the close of any audit will be barred.

         10. OWNERSHIP AND PROTECTION OF THE LICENSED PROPERTY.

               10.1 RESTRICTIONS ON USE AS NAME. Licensee shall NOT have the right to use the Licensor's name in the name of its corporation or as an assumed name of its corporation.

               10.2 OWNERSHIP OF LICENSED PROPERTY. Licensee acknowledges that Licensor is the owner of all rights, title and interest in and to the Licensed Property and is also the owner of the goodwill attached or which shall become attached to the Licensed Property in connection with the business and goods in relation to which the same has been, is or shall be used. Sales by Licensee shall be deemed to have been made by Licensor for purposes of trademark registration and, subject to this Agreement, all uses of the Licensed Property by Licensee shall inure to the benefit of Licensor. Licensee shall not, at any time, do or suffer to be done any act or thing which may in any way adversely affect any rights of Licensor in and to the Licensed Property or any registrations thereof or which, directly or indirectly, may reduce the value of the Licensed Property or detract from its reputation. To the extent that any use of the Licensed Property by





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Licensee confers rights to the Licensed Property on Licensee, Licensee hereby assigns its entire right, title and interest in and to such rights to the Licensed Property to Licensor subject to all of the terms hereof.

               10.3 LICENSEE'S COOPERATION. At Licensor's request, Licensee shall execute any documents reasonably required by Licensor to confirm Licensor's ownership of all rights in and to the Licensed Property in the Territory and the respective rights of Licensor and Licensee pursuant to this Agreement. Licensee shall cooperate with Licensor in connection with the filing and prosecution of applications to register the Licensed Property in the Territory and the maintenance and renewal of such registrations as may issue at no cost to Licensee.

               10.4 LEGAL REQUIREMENTS: Licensee shall use the Licensed Property in the Territory strictly in compliance with the legal requirements pertaining thereto in connection therewith as may be required by applicable legal provisions. Licensee shall cause to appear on all Licensed Property and on all materials on or in connection with which the Licensed Property is used, such legends, markings and notices as may be reasonably necessary in order to give appropriate notice of any trademark, trade name or other rights therein or pertaining thereto.

               10.5 PROHIBITION AGAINST CHALLENGES BY LICENSEE: Licensee never shall challenge Licensor's ownership of or the validity of the Licensed Property or any application for registration thereof, or any trademark registration thereof, or any rights of Licensor therein.

               10.6 INFRINGEMENT ACTIONS. In the event that either Licensor or Licensee learns of any infringement or imitation of the Licensed Property or of any use by any person of a Patent similar to the Licensed Property, they promptly shall notify the other party. Licensor thereupon shall take such action as it deems advisable for the protection of its rights in and to the Licensed Property and, if requested to do so by Licensor, Licensee shall cooperate with Licensor in all reasonable respects, at Licensor's sole expense. In no event, however, shall Licensor be required to take any action if it deems it inadvisable to do so. If Licensor deems it inadvisable to take any action, Licensee may then take such action at its own expense provided it first obtains the written approval of Licensor which shall not be unreasonably withheld. Licensor recognizes that in regard to any counterfeiting of the Licensed Property, Licensee may take immediate legal action, at its own expense, upon prior notification and approval by Licensor. Such approval shall be deemed to have been granted unless within four (4) business days after the receipt of such a request Licensor notifies Licensee in writing of its disapproval, Licensor shall cooperate with Licensee in taking such legal action, at no cost to Licensor. Any award or recovery obtained by Licensor commenced by Licensor shall be solely retained by Licensor. Any award or recovery obtained by Licensee in a permitted action commenced by Licensee may be solely retained by Licensee. Licensee shall not defend any action brought against it challenging its right to use the Licensed Property unless it shall first make written demand upon Licensor to do so and Licensor fails to defend such action on behalf of Licensee.

         11. INDEMNITY; INSURANCE.

               11.1 INDEMNITY. Excepting in regard to trademark infringement actions (which is governed by Section 16 hereof), Licensee does hereby save and hold Licensor harmless of and





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from and indemnify them against any and all losses, liability, damages and expenses (including reasonable attorneys' fees, costs and expenses through appeal) which they may incur or may be obligated to pay, or for which they may become liable or be compelled to pay in any action, claim or proceeding against them, for or by reason of any acts, whether of omission or commission, that may be claimed to be or are actually committed or suffered by Licensee or any of its contractors, servants, agents or employees in connection with Licensee's performance of this Agreement. Licensor shall give prompt notice to Licensee of any claim, action or suit that may give rise to liability hereunder. Licensee shall defend any such claim, action or suit and shall have the right to select counsel, control the defense, assert counterclaims and crossclaims, bond any lien or judgment, take any appeal and to settle on such terms as Licensee deems advisable. Licensee will take no such action without first consulting with Licensor (and where a settlement of such claim, action or suit relates to Licensor's ownership of or the validity or value of the Licensed Property without first obtaining Licensor's approval), and will keep Licensor apprised of all ongoing actions as they occur and, where practicable, in advance of any action to be taken by Licensee.

         The provisions of this paragraph and Licensee's obligations hereunder shall survive the expiration or termination of this Agreement.

               11.2 LICENSED PROPERTY LIABILITY INSURANCE. Licensee shall procure and maintain at its own expense in full force and effect at all times during which Licensed Property is being sold and for so long as Licensee remains in business, with a responsible insurance carrier reasonably acceptable to Licensor, a products liability insurance policy with respect to Licensed Property with a limit of liability of not less than $500,000.00 USD. Such insurance policy shall name Licensor as additional insureds and shall provide for at least thirty (30) days prior written notice to said parties of the cancellation or substantial modification thereof. Such insurance may be obtained by Licensee in conjunction with a policy of products liability insurance which covers products other than Licensed Property. Licensee shall deliver a certificate of such insurance to Licensor promptly upon issuance of said insurance policy and, from time to time upon reasonable request by Licensor promptly shall furnish to Licensor evidence of the maintenance of said insurance policy. Nothing contained in this Section 11.2 shall be deemed to limit in any way the indemnification provisions of Section 11.1 above. The provisions of this paragraph and Licensee's obligations hereunder shall survive the expiration or termination of this Agreement. (*Explanation of liability for manufacturing, see addendum.)

               11.3 RELATIONSHIP OF THE PARTIES. The Licensee is not granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the Licensor or to bind the Licensor in any manner or thing whatsoever. The Licensee shall obtain all required workers' compensation and employer's liability insurance covering all sales persons and other employees. The Licensee accepts full and exclusive liability for the payment of any and all taxes, contributions or other sums payable for unemployment compensation insurance and retirement benefits, as well as all of the payroll taxes payable by reason of employment of sales persons or other employees. The Licensee shall be responsible for and hold the Licensor harmless for all claims, demands and suits resulting from any misconduct or negligence of the Licensee's sales persons and other employees.




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         12. PAYMENT DEFAULTS.

               12.1 EIGHT TO TERMINATE AGREEMENT. If Licensee fails to make any payment due hereunder, (a) Licensee shall pay interest thereon from and including the date such payment becomes due until the date the entire amount is paid in full at a rate equal to one percent (1%) per annum over the prime rate being charged by CitiBank, N.A. in New York as of the close of the business on the date the payment first becomes due, but in no event greater than the highest rate permitted by law, and (b) if such default shall continue uncured for a period of sixty (60) days after written notice is received by Licensee, Licensor shall have the right, subject to the compliance with Section 18.3 to terminate this Agreement thirty (30) days (or as determined by country law) after a further written notice is received by Licensee. Licensee shall have the option of preventing the termination of this Agreement by taking corrective action that cures the default, if such corrective action is taken prior to the end of the time period stated in the previous sentence and if there are no other defaults during such time period. Licensor shall not, however, be required to comply with the provisions of Section 18.3 in the event of a default in the Minimum Royalty Payment and may, following the cure period provided above, immediately terminate this agreement for such default by providing the required notice in this Section 12.1

               12.2 BREACH OF MATERIAL CONDITION. If Licensee or Licensor otherwise fails to perform any of the material terms, conditions, agreements or covenants in this Agreement on its part to be performed (hereinafter referred to as "Other Default") and such Other Default is not curable, or if such default is curable but continues uncured for a period of thirty (30) days after notice thereof has been given to the defaulting party in writing by the other party or all reasonable steps necessary to cure such Other Default have not been taken by the defaulting party within said thirty (30) day period, the other party, at its sole election, may, subject to the compliance with the provisions of Section 19.3, terminate this Agreement forthwith by written notice.

               12.3 BANKRUPTCY, INSOLVENCY, AND RELATED OCCURRENCES.

                    12.3.1 AUTOMATIC TERMINATION. In the event that Licensee, files a petition in bankruptcy, is adjudicated as bankrupt or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or if a petition in bankruptcy is files against it, which is not vacated within sixty (60) days, or it becomes insolvent or makes an assignment for the benefit of its creditors or a custodian, receiver or trustee is appointed for it or a substantial portion of its business or assets, which custodian, receiver or trustee is not discharged within ninety
(90) days, this Agreement shall terminate forthwith, by written notice.

                    12.3.2 NO RIGHT OF LICENSEE REPRESENTATIVES TO CONTINUE AGREEMENT. The rights granted herein are personal to Licensee and no assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of Licensee's assets or business shall have any right to continue this Agreement or to exploit or in any way use the Licensed Property if this Agreement terminates pursuant to Section 12-3.1 above.




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                    12.3.3 LICENSOR RIGHT OF FIRST REFUSAL. Notwithstanding the
provisions of Section 12.3.2 above, in the event that, pursuant to local bankruptcy law, a trustee in bankruptcy of Licensee or Licensee, as debtor, is permitted to assume this Agreement and does so and thereafter desires to assign this Agreement to a third party, which assignment satisfies the requirements of that bankruptcy law, the trustee or Licensee, as the case may be, shall notify Licensor of same in writing, Said notice shall set forth the name and address of the proposed assignee, the proposed consideration of the assignment and all other relevant details thereof. The giving of such notice shall be deemed to constitute an offer to Licensor to have this Agreement assigned to it or to its designee for such consideration, or its equivalent in money, and upon such terms as are specified in the notice. The aforesaid offer may be accepted only by written notice given to the trustee or Licensee, as the case may be, by Licensor within fifteen (15) days after Licensor's receipt of the notice from such party. If Licensor fails to give its notice to such party within the said fifteen (15) days, such party may complete the assignment referred to in its notice, but only if such assignment is to the entity named in said notice and for the consideration and upon the terms specified herein. Nothing contained herein shall be deemed to preclude or impair any rights which Licensor may have as a creditor in any bankruptcy proceeding.

         13. RIGHTS ON EXPIRATION OR TERMINATION.

               13.1 LICENSOR CLAIMS FOR DAMAGES: In the event of termination in accordance with Section 12 above, as the result of a breach by Licensee, Licensor shall have the option of, subject to the compliance with Section 18.3,
(a) demanding, in writing, that Licensee pay to it, in addition to any Sales Royalty then owed to it pursuant to Section 8 above or otherwise, and any monies owed it for additional services provided to Licensee, as liquidated damages and not as a penalty, a sum equal to the total annual Minimum Royalty payments remaining unpaid for the balance of the then current term of this Agreement if Licensor does not collect such amount from a new licensee in an arms-length transaction for the same period of time such Minimum Royalty covers, upon reasonable efforts by Licensor to obtain a new licensee or unless Licensor retains the license for itself or any affiliate, or (b) waiving its claim for liquidated damages by asserting a claim for actual damages in a judicial or other proceeding.

               13.2 INJUNCTIVE RELIEF WITH RESPECT TO LICENSED PROPERTY. Licensee hereby acknowledges the irreparable harm that Licensor will incur from any unauthorized use of the Licensed Property. Notwithstanding any termination or expiration of this Agreement, Licensor shall have and hereby reserves all rights and remedies which it has, or which are granted to it by operation of law, or equity to prohibit the unlawful or unauthorized use of the Licensed Property, including but not limited to seeking a temporary restraining order, preliminary and/or permanent injunction. The provisions of 19.3 requiring a cooling off period and compulsory arbitration shall not apply to this section.

               13.3 INVENTORY. Upon the expiration or termination of this Agreement, Licensee immediately shall deliver to Licensor a complete and accurate schedule of Licensee's inventory of Licensed Property and of related work in process then on hand ("Inventory").

               13.4 SALE OF INVENTORY BY LICENSEE. If this Agreement expires or is terminated other than by Licensor pursuant to Section 12.1 above, Licensee shall be entitled, for an




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additional period of six (6) months only on a non-exclusive basis to sell and dispose of its Inventory. Such sales shall be made subject to all of the provisions of this Agreement and to an accounting for and the payment of Sales Royalty thereon. Such accounting and payment shall be due within thirty (30) days after the close of the said six (6) month period. Licensor shall have the right for a period of fifteen (15) days following such expiration or termination to purchase all of Licensee's Inventory at Licensee's cost plus twenty percent (20%).

               13.5 REVERSION OF RIGHTS TO LICENSOR; APPOINTMENT OF ATTORNEY-IN-FACT; RETURN OF MATERIALS. Except as specifically provided in
Section 10.1 above, on the expiration or termination of this Agreement, all of the rights of Licensee under this Agreement shall terminate forthwith and shall revert immediately to Licensor, all royalties on sales theretofore made shall become immediately due and payable and Licensee shall discontinue forthwith all use of the Licensed Property, no longer shall have the right to use the Licensed Property or any variation or simulation thereof, and shall promptly transfer to Licensor, free of charge, all registrations, filings, and rights with regard to the Licensed Property which it may have possessed at any time.

         Licensee hereby irrevocably appoints Licensor as Licensee's attorney-in-fact, effective upon the termination or expiration of this Agreement, to take any necessary steps on Licensee's behalf in the Territory to cancel any recordation of the license granted hereunder and to execute any instruments necessary or desirable to confirm termination of Licensee's rights under this Agreement.

         14. BROKERAGE INDEMNITY. Each of the parties represents that a broker was not used in connection with the introduction of the parties and the consummation of this Agreement. Each of the Licensor and Licensee hereby indemnifies the other and holds it harmless from any and all liabilities (including, without limitation, reasonable attorneys' fees and disbursements paid or incurred in connection with any such liabilities) for any brokerage commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby insofar as such liabilities shall be based on arrangements or agreements made by it or on its behalf.

         15. REPRESENTATION AND WARRANTIES; INDEMNITY. Licensor represents and warrants that Licensor has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder. Licensor further represents and warrants that it has granted no other license to use the Licensed Property for the sale at wholesale or distribution at wholesale of Licensed Property in the Territory, and will not grant such a license prior to the termination hereof. Licensor shall defend and hereby indemnifies and otherwise holds Licensee harmless from and against any and all losses, liability, claims, damages, and expenses (including reasonable attorneys' fees and expenses) which Licensee may sustain by reason of a third party actin or claim arising out of or resulting from a breach by Licensor of Licensor's representations and warranties hereunder. Licensee must give Licensor prompt written notice of any such action, claim or proceeding and Licensor, in its sole discretion, then may take such action as it deems advisable to defend such action, claim or proceeding on behalf of Licensee. In the event appropriate action is not taken by Licensor within thirty (30) days after its receipt of notice from Licensee, Licensee shall have the right to defend such action, claim or proceeding, but no settlement thereof may be made without the approval of Licensor, which approval shall not be unreasonably withheld. In either case, Licensee and Licensor shall keep each other fully advised of all developments, shall provide each other with copies of all documents exchanged in court, and shall cooperate fully with each other in all respects in connection with any such defense as is made. Such indemnification shall be deemed to apply solely to (a) the amount of the judgment, if any, against Licensee, (b) any sums paid by Licensee in settlement, and (c) the expenses incurred by Licensee in connection with its defense. Such indemnification by Licensor shall not apply to any damages sustained by Licensee by reason of such infringement other than those specified above, and in no event shall apply to consequential damages, unless those consequential damages are included in the amount of the judgment against Licensee. The provisions of this paragraph and Licensor's obligations hereunder shall survive the expiration or termination of this Agreement.

         The current registrations of the Licensed Property throughout the Territory are shown in the annexed Exhibit B.

               15.1 UNITED STATES FOREIGN CORRUPT PRACTICES ACT. Licensee warrants and represents that Licensee understands the provisions of the Foreign Corrupt Practices Act (hereinafter referred to as "FCPA") and shall comply with its terms as well as any provisions of local law or corporate policy and procedure. Licensee further warrants and represents that none of Licensee's principals, staff, officers or key employees are government officials, candidates of political parties, or other persons who might assert influence on the Licensor's behalf. Licensee further warrants and represents that Licensee will make annual certifications of its compliance with the FCPA, local law and the Licensor's corporate policies and procedures.

               15.2 AUTOMATIC TERMINATION. This agreement will automatically terminate in the event of an improper payment in violation of the FCPA or local law.

         16. NOTICE AND PAYMENT.

               16.1 NOTICE REQUIREMENTS. All reports, approvals, requests, demands, and notices (collectively, "notices") required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed to be duly given if personally delivered or if sent (by facsimile or overnight courier) to the party concerned at its address set forth on page 1 above (or at such other address as a party may specify by notice to the other).

     Copies of all notices to Licensor and
     all payments required to be made
     to Licensor, shall be sent to:       Jacobson Resonance Enterprises, Inc.
                                          9960 Central Park Boulevard
                                          Suite 302
                                          Boca Raton, FL 33428

     Copies of all notices to Licensee
        shall be sent to:                 Serrato Enterprises
                                          4605 S. Ocean Boulevard 6D
                                          Boca Raton, FL 33487

         17. ASSIGNABILITY; BINDING EFFECT.

               17.1 ASSIGNABILITY; BINDING EFFECT. The performance of Licensee hereunder is of a personal nature and, therefor, neither this Agreement nor the license or other rights granted hereunder may be assigned, sublicensed or transferred by Licensee unless Licensee receives prior written approval from Licensor, which approval shall not be unreasonably withheld or delayed. Such proposed sub-licensee shall agree in writing to be bound by the substantive terms hereof. Except as otherwise provided herein, this Agreement shall inure to the benefit of and shall be binding upon the parties, their respective successors, Licensor's transferee and assigns and Licensee's permitted transferee and assigns.

               17.2 SALE OR TRANSFER OF SHARES IN LICENSEE'S CORPORATION. No transfer of any shares of Licensee's corporation shall be allowed unless approved by Licensor, which approval shall not be unreasonably withheld. The approval of any proposed private transfer shall take into account the proposed transferee's: (i) financial security, (ii) market experience or access to market experience for couture products, and (iii) business character; and (iv) the type of products being sold by the proposed transferee and whether the proposed transferee's products are competitive to products sold by Licensor.

         Licensor, or its assignee, shall have the right of first refusal to accept the bona fide terms of purchase being offered by the proposed transferee of shares and if Licensor refuses to accept the offer to purchase such shares, then Licensee may sell these shares to the proposed transferee on the same terms and conditions such shares were offered to Licensor.

         18. RESOLUTION OF DISPUTES.

               18.1 JURISDICTION. Except as provided in paragraph 16.3 hereof, the parties hereby irrevocably submit to the personal jurisdiction of the federal and state courts of the State of Florida, in the venue of Palm Beach County (the "Courts") in any action or proceeding arising out of or relating to this Agreement. In any court proceeding, the Courts shall have exclusive jurisdiction over the subject matter of this Agreement. Licensor agrees that service may be made upon it by serving Atlas, Pearlman, Trop & Borkson, P.A. in the manner provided for the giving of notice. Licensee agrees that it may be served process in the manner provided for the giving of notice. The parties hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

               18.2 WAIVER OF IMMUNITY. To the extent that the parties have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the parties hereby irrevocably waive such immunity with respect to their obligations under this Agreement.

               18.3 SOLE METHOD OF DISPUTE RESOLUTION. In the event of a dispute between the parties, including all events of default, except failure to pay the Minimum Sales Royalty, neither party may commence formal legal action or commence arbitration proceedings unless and until the senior level executives (and their representatives, if they wish) of both parties meet face to face in a meeting(s) in an attempt to settle the dispute (the "Cooling Off Period"). This Cooling Off Period shall last for fifteen (15) days from the first date one of the parties identifies to the other party the existence of a dispute. In the event that the senior executives of the parties are unable to work out a mutually agreeable resolution during the Cooling Off Period, the parties hereby agree to binding arbitration before a single arbitrator mutually agreeable to both parties who shall follow the Rules of the American Arbitration Association. The arbitrator shall be an attorney specializing in licensing at one of the intellectual property firms in Florida and neither the attorney nor the firm have any prior or current relationship with either party. The fees of the arbitrator shall be evenly shared between the parties. If within thirty (30) days, the parties cannot mutually agree upon a single arbitrator, either party may file an arbitration in accordance with the Rules of the American Arbitration Association in Florida. An arbitrator's decision that a breach has occurred which would permit the Licensor to terminate this Agreement must provide that the Licensee shall have a period of thirty (30) days from the date of the decision to cure the breach before this Agreement may be terminated. If the breach is one which is not curable, the arbitrator's decision must include a provision that this Agreement may not be terminated if Licensee shall pay to Licensor an amount which the arbitrator shall determine will compensate Licensor for the breach. Notwithstanding the foregoing, Licensor shall have the right to seek immediate relief in court, including but not limited to a temporary restraining order, a preliminary injunction and/or a permanent injunction if Licensee or any of its officers, agents and employees does anything to damage the value of the Licensed Property. Licensee shall have the right to seek equitable relief to enforce its rights hereunder in the event Licensee believes it is being irreparably harmed. In the event either party is seeking equitable relief from a court in accordance herewith, the party seeking such relief shall provide the other party with prior written notice of the application for relief and a copy thereof. The Cooling Off Period shall not apply in the event Licensor or Licensee should decide to seek immediate relief in court in accordance herewith.

         19. MISCELLANEOUS.

               19.1 SERVICES. Unless otherwise provided, in the event Licensee elects as evidenced by an agreement in writing to purchase any services from Licensor, it shall pay for such services at Licensor's rates then currently in effect for such services as set forth in such writing. Invoices for such services shall be paid by Licensee within ten (10) business days after receipt thereof.

               19.2 EXPENSES. Whenever, at the request of Licensee, Licensor travels to meet with Licensee on matters relating to this Agreement, Licensee will be responsible for direct shipping costs, customs, duties, and importation incidentals. Licensor will be responsible for European Business Development Expenses. Licensee will be responsible for Country Business Development Expenses. Shipments and payment terms for the manufacture of resonators will be agreed to by individual order terms as defined in a separate addendum to this Agreement. European development expenses to be paid by Licensor to be defined and approved in writing by Licensor in advance of any expenditure.

               19.3 GOVERNING LAW; ENTIRE AGREEMENT; AMENDMENT; TERMINATION. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida;

contains the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior oral and written understandings and agreements relating thereto and may not be amended, modified, discharged, or terminated orally except by a writing signed by the party against whom the modification, discharge or termination is sought to be enforced.

               19.4 WARRANTIES. Neither party makes any warranties with respect to the use, sale of other transfer of the Licensed Property by the other party or by any third party. In no event will Licensor be liable for direct, indirect, special, incidental, or consequential damages, that are in any way related to the Licensed Property.

               19.5 RELATIONSHIP BETWEEN PARTIES. Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint ventures, or either as agent of the other, and no party shall have any power to obligate or bind the other in any manner whatsoever.

               19.6 WAIVERS. No waiver by either party, whether express or implied, of any provision of this Agreement, or of any breach or default thereof, shall constitute a continuing waiver of such provision or of any other provision of this Agreement. Acceptance of payments by Licensor shall not be deemed a waiver by Licensor of any violation of or default under any of the provisions of this Agreement by Licensee.

               19.7 SEVERABILITY. If any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

               19.8 DESCRIPTIVE HEADINGS. The descriptive headings used and inserted in this Agreement are for convenience only and shall not be deemed to affect the meaning or construction of any provision of this Agreement.

         IN WITNESS THEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                     JACOBSON RESONANCE ENTERPRISES, INC.



                                     By: /s/ Dr. Jerry I. Jacobson
                                         ----------------------------------
                                         Jerry I. Jacobson, Chairman of the
                                         Board and Chief Executive Officer

                                     SERRATO ENTERPRISES



                                     By: /s/ Alfonso Serrato
                                         ----------------------------------
                                         Alfonso Serrato, Chairman and
                                         Chief Executive Officer

                                    TERRITORY

1.1 TERRITORY, DEFINITION ADDENDUM. Territories specified will include the European continent, Africa and the Middle East, excluding Israel and the countries of the former USSR.

11.2 (ADDENDUM). Serrato Enterprises and/or its subsidiaries will be responsible for the liability insurance for the product manufactured in Europe. Jacobson Resonance Enterprises will be responsible for insurance coverage liability dealing with the design and protocols used.